AUBURN NATIONAL BANCORPORATION, INC. AND SUBSIDIARIES

EXHIBIT 21.1 - SUBSIDIARIES

DIRECT SUBSIDIARIES	JURISDICTION OF INCORPORATION
AuburnBank	Alabama

INDIRECT SUBSIDIARIES
Banc of Auburn, Inc.	Alabama
Auburn Mortgage Corporation	Alabama